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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13d-102)



             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                               (AMENDMENT NO. 1)*


                             ITI Technologies, Inc.
             -------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
             -------------------------------------------------------
                         (Title of Class of Securities)

                                    450564109
             -------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1998
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    /X/  Rule 13d-1(b)

    / /  Rule 13d-1(c)

    / /  Rule 13d-1(d)

    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 7 pages

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-------------------                                          -----------------
CUSIP NO. 450564109                   13G                    PAGE 2 OF 7 PAGES
-------------------                                          -----------------

-------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Granahan Investment Management, Inc.  04-2856200
-------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) /  /

                                                                 (b) /  /
-------------------------------------------------------------------------------
3   SEC USE ONLY

-------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    Massachusetts
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
NUMBER OF SHARES        5    SOLE VOTING POWER
                             3,000
BENEFICIALLY           -------------------------------------------------------
                        6    SHARED VOTING POWER
OWNED BY                     0
                       -------------------------------------------------------
EACH                    7    SOLE DISPOSITIVE POWER
                             415,000
REPORTING              -------------------------------------------------------
                        8    SHARED DISPOSITIVE POWER
PERSON WITH                  0
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    415,000
-------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                      /  /
-------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    4.99%
-------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*

    IA
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                Page 2 of 7 pages


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Item 1(a).    NAME OF ISSUER:

              ITI Technologies, Inc.


Item 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

              2266 North 2nd Street
              North St. Paul, MN  55109


Item 2(a).    NAME OF PERSON FILING:

              Granahan Investment Management, Inc.


Item 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

              275 Wyman Street, Suite 270
              Waltham, MA 02154

Item 2(c).    CITIZENSHIP:

              Massachusetts

Item 2(d).    TITLE OF CLASS OF SECURITIES:

              Common Stock

Item 2(e).    CUSIP NUMBER:

              450564109

Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) / / Broker or dealer registered under Section 15 of the Exchange Act.

    (b)  / /  Bank as defined in Section 3(a)(6) of the Exchange Act.

    (c) / / Insurance company as defined in Section 3(a)(19) of the Exchange Act.


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    (d)  / /  Investment company registered under Section 8 of the
              Investment Company Act.

    (e)  /X/  An investment adviser in accordance with Rule
              13d-1(b)(1)(ii)(E).

    (f) / / An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

    (g) / / A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

    (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.

    (i) / / A church plan that is excluded from the definition of an investment company under Section
              3(c)(14) of the Investment Company Act.

    (j)  / /  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

    If this statement is filed pursuant to Rule 13d-1(c), check this box.  / /

Item 4.  OWNERSHIP


    (a)  Amount beneficially owned: 415,000

    (b)  Percent of class: 4.99%

    (c)  Number of shares as to which such person has:

         (i)   sole power to vote or to direct the vote: 3,000

         (ii)  shared power to vote or to direct the vote: 0

         (iii) sole power to dispose or to direct the disposition of: 415,000

         (iv)  shared power to dispose or to direct the disposition of: 0

Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


                               Page 4 of 7 pages

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Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Certain other persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the class of securities which are subject to this report.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable.

Item 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable.

Item 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                  GRANAHAN INVESTMENT MANAGEMENT, INC.



Date: February 1, 1999            By: /s/ John J. Granahan
                                      ---------------------------


                                      John J. Granahan, President
                                      ----------------------------
                                      Name/Title


                               Page 6 of 7 pages